Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made by and between Eikon Therapeutics, Inc., a Delaware corporation (the “Company”), and together with any parent company, any and all direct or indirect subsidiaries of the Company, and their affiliates, in each case, existing now or in the future, (“Eikon”), and Michael A. Klobuchar (the “Executive”) on January 22, 2026 (such date, the “Effective Date”).

WHEREAS, the Company and the Executive are parties to a letter agreement, dated October 8, 2024 (the “Letter Agreement”), and an Agreement for Protection of Company Information, dated October 8, 2024 (the “APCI”); and Mutual Agreement to Arbitrate Claims, dated October 8, 2024 (the “Arbitration Agreement”);

WHEREAS, in connection with the execution of this Agreement, the Company and the Executive are entering into an indemnification agreement (the “Indemnification Agreement”); and

WHEREAS, Company and the Executive desire to enter into this Agreement to supersede the Letter Agreement and set forth certain terms and conditions of the Executive’s continued employment, effective as of the date hereof, provided that the APCI and the Arbitration Agreement shall remain in effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment and Position. The Executive’s employment with the Company will be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement. The Executive shall initially serve as the Executive Vice President and Chief Operating Officer, reporting to Eikon’s Chief Executive Officer. The Executive shall devote the Executive’s full working time and efforts to the business and affairs of Eikon. Notwithstanding the foregoing, (i) subject to prior written approval of Eikon’s Chief Executive Officer, the Executive may engage in the outside activities as approved in accordance with Eikon’s policies and procedures, provided that such activity does not create a conflict of interest with Eikon, and (ii) the Executive may engage in religious, charitable or other community activities, in each case to the extent that such activities in clauses (i) and (ii) do not interfere, individually or in the aggregate, with the Executive’s performance of the Executive’s duties to Eikon or otherwise result in a violation of this Agreement, the APCI, the Arbitration Agreement, or any policy of Eikon.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s base salary rate, effective as of March 1, 2026, shall be $540,000 per annum, subject to periodic review and adjustment by the Board of Directors of the Company (the “Board”), or the compensation committee thereof, in its sole discretion. The Executive’s base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices.

(b) Annual Bonus. The Executive shall be eligible to receive an annual cash bonus (an “Annual Bonus”) in accordance with Eikon’s annual bonus plan, policy or program as in effect from time to time. The Executive’s target Annual Bonus amount shall be 50% of the Base Salary subject to the achievement of individual and corporate goals. The actual amount of any Annual Bonus will be determined by the Board, or the compensation committee thereof, in its sole discretion. Any Annual Bonus shall be paid to the Executive no later than March 15 of the year following the year in which it is earned, and, except as set forth below, as otherwise provided in any applicable annual bonus plan or policy or as otherwise determined by the Company, the Executive must be employed on the payment date to receive any Annual Bonus.

(c) Expenses. The Executive shall be entitled to reimbursement for all travel and other reasonable expenses incurred by the Executive in performing services hereunder, in accordance with the policies and procedures then in effect and established by Eikon, or as otherwise approved by the Chief Executive Officer.

(d) Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms and conditions of such plans. The Company reserves the right to amend or terminate its plans at any time.

(e) Vacation. The Executive shall be entitled to paid vacation accordance with the Company’s vacation policy as in effect from time to time.

(f) Equity Plan. The Executive shall be eligible to participate in Eikon’s equity incentive plan, subject to approval by the Board, the terms of the plan document, and the Executive entering into any award agreements. Any awards shall be subject to vesting and other conditions required by the applicable plan document or award agreement and/or as determined by the Board in its sole discretion. Except as provided for in Section 4(b)(iii), nothing in this Agreement shall amend the terms of any equity incentive awards the Executives holds as of the Effective Date.

3. Termination. The period commencing on the Effective Date and ending on the applicable Date of Termination (as defined below) shall be referred to herein as the “Term.” During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall automatically terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment due to the Executive’s Disability (as defined below).

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause (as defined below).

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under 3(c) and does not result from the death or Disability of the Executive under Section 3(a) or 3(b) shall be deemed a termination without Cause.

(e) Resignation by the Executive. The Executive may resign the Executive’s employment hereunder at any time for any reason, including “Good Reason” (as defined below).

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such resignation by the Executive shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 17 of this Agreement. If the Executive is providing the Notice of Termination, the Executive will also deliver a courtesy copy via email to the Chief People Officer.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Executive’s death, the date of death; (ii) if the Executive’s employment is terminated on account of Disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given unless another date is specified by the Company; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given unless another date is specified by the Company; (iv) if the Executive’s employment is resigned by the Executive under Section 3(e) other than for Good Reason, fifteen (15) days after the date on which the Notice of Termination is given unless otherwise agreed by the Company and Executive; and (v) if the Executive’s employment is resigned by the Executive under Section 3(e) for Good Reason, sixty (60) days after the date on which a Notice of Termination is given, provided that the grounds for Good Reason have not been cured, as described in Section 5(f)5(f), and provided further that the Executive may withdraw a Notice of Termination prior to such sixtieth (60th) date. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company other than for Good Reason, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and accrued and unused vacation, if any, through the Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan or program of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans and programs.

(b) Additional Compensation upon Termination by the Company without Cause or by the Executive for Good Reason. If the Company terminates Executive’s employment without Cause or the Executive resigns for Good Reason, then, subject to the Executive signing, not revoking and complying with a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, in a form and manner reasonably satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within sixty (60) days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release):

(i) The Company will pay to the Executive nine (9) months of the Executive’s Base Salary in accordance with the Company’s payroll practices and procedures, unless, to the extent it would not result in a violation of Section 409A of the Code, the Company determines to pay such amount in a single lump sum. Notwithstanding the foregoing, if the Date of Termination is within the Change-In-Control Period, such payment shall be paid in a lump sum within ten (10) days after the Separation Agreement and Release becomes effective and shall equal twelve (12) months of the Executive’s Base Salary.

(ii) If the Executive was participating in the Company’s group health, dental and/or vision plans immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall reimburse the full amount of any monthly COBRA premiums for the Executive and the Executive’s eligible dependents until the earliest of the following: (A) the nine (9) month anniversary of the Date of Termination, or, if the Date of Termination is within the Change-In-Control Period, the twelve (12) month anniversary of the Date of Termination; (B) the Executive’s eligibility for group health coverage through other employment; or (C) the end of the Executive’s eligibility under COBRA for continuation coverage for health care. Notwithstanding the foregoing, if the Company determines at any time that its payments pursuant to this paragraph or the benefits under the Company’s health plan may be taxable income to the Executive, or such payments may otherwise result in a violation of applicable nondiscrimination requirements, it may convert such payments to payroll payments directly to the Executive on the Company’s regular payroll dates, which shall be subject to tax-related deductions and withholdings;

(iii) The Company will pay to the Executive any unpaid Annual Bonus with respect to the calendar year prior to the calendar year in which the Date of Termination occurs, which Annual Bonus shall be calculated in the same manner that is used to calculate bonuses for the Company’s other employees, as soon as practicable after the Date of Termination but no later than March 15th of the year of termination.

(iv) The Company will pay to the Executive a pro-rated Annual Bonus with respect to the calendar year in which the Date of Termination occurs, which Annual Bonus shall be calculated in the same manner that is used to calculate bonuses for the Company’s other employees, as soon as practicable after the Date of Termination but no later than March 15th of the year following the year of termination.

(v) If the Executive’s Date of Termination is within the Change-in-Control Period, any equity incentive awards held by the Executive which have not vested shall vest as of the Date of Termination (or, if later, as of a Change in Control), with any time- or service-based vesting conditions deemed to be satisfied and (unless otherwise specified in the award agreement) any performance-based vesting conditions deemed to be satisfied at their target achievement levels.

(c) Any termination or forfeiture of any unvested equity awards eligible for the acceleration of vesting pursuant to Section 4(b)(v)4(b)(v) that otherwise would occur on or within the three (3) month period following the Executive’s Date of Termination will be delayed until the end of such three (3) month period (hut, in the case of any stock option, not later than the expiration date of such stock option specified in the applicable option agreement) and will only occur to the extent such equity awards do not vest pursuant to Section 4(b)(v)4(b)(v) and, for purposes of clarity, no additional vesting of any equity awards shall occur during such three (3) month period, except pursuant to Section 4(b)(v)4(b)(v).

(d) Additional Compensation upon Termination on Account of Death or Disability. If the Executive’s employment is terminated on account of death or Disability, then subject to the Executive (or the Executive’s estate or legal representative) signing, not revoking and complying with the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), the Company will pay or provide the Executive (or the Executive’s estate or legal representative, as applicable):

(i) any unpaid Annual Bonus with respect to the calendar year prior to the calendar year in which the Date of Termination occurs, which Annual Bonus shall be calculated in the same manner that is used to calculate bonuses for the Company’s other employees, as soon as practicable after the Date of Termination but no later than March 15th of the year of termination;

(ii) a pro-rated Annual Bonus with respect to the calendar year in which the Date of Termination occurs, which Annual Bonus shall be calculated in the same manner that is used to calculate bonuses for the Company’s other employees, as soon as practicable after the Date of Termination but no later than March 15th of the year following the year of termination; and

(iii) for any equity incentive awards held by the Executive which have not vested, an additional twelve (12) months of vesting as of the Date of Termination.

5. Certain Definitions. As used in this Agreement:

(a) “Cause” means (i) any willful, material violation by the Executive of any law or regulation applicable to the business of Eikon, (ii) the Executive’s conviction for, or guilty or nolo contendere plea to, any felony that adversely impacts the reputation or goodwill of Eikon as determined by the Board in good faith, or any willful perpetration by the Executive of a common law fraud, (iii) the Executive’s commission of an act of personal dishonesty which involves personal profit in connection with Eikon or any other entity having a material business relationship with Eikon, (iv) a repeated pattern of unexcused absences that causes substantial failure by the Executive to perform the material duties as an officer, employee or director (if applicable) of Eikon, (v) any continued failure or refusal by the Executive to perform the material, lawful, duties required of the Executive in the Executive’s capacity as an officer, employee or director (if applicable) of Eikon (if the Executive is then primarily employed by such entity) or (vi) a material breach of the APCI or the Arbitration Agreement or similar agreement entered into by the Executive with Eikon; provided, however, that as to clauses (iv), (v) and (vi), Cause shall not exist unless Eikon has first provided the Executive with written notice of the claimed grounds for Cause and a reasonable opportunity of not less than thirty (30) days to cure, if curable, the claimed grounds.

(b) “Change in Control” shall have the same meaning as “Corporate Transaction” set forth in the Eikon Therapeutics, Inc. 2026 Long-Term Incentive Plan as of such plan’s original effective date; provided, however, to the extent necessary to avoid a violation of Section 409A of the Code, a transaction shall be a Change in Control for purposes of this Agreement only if such agreement is a change in ownership or effective control, or change in the ownership of a substantial portion of the assets of a corporation, as defined in Treas. Reg. § 1.409A-3(i)(5).

(c) “Change-in-Control Period” means the period beginning three (3) months prior to a Change in Control and ending on the twelve (12)-month anniversary of such Change in Control.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Disability” means the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months as provided in sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(f) “Good Reason” means, without the Executive’s consent: (i) the material reduction of the Executive’s Base Salary, other than reductions in salary applicable to all similarly situated executives; (ii) a change in the Executive’s position that materially reduces the Executive’s level of authorities, responsibilities, or duties; or (iii) a material breach by the Company of this Agreement; provided that (x) the Executive has given the Company a Notice of Termination identifying the grounds for Good Reason within 60 days of its occurrence and the Company has failed to cure the same in all material respects within a 30-day period of that Notice of Termination and (y) the Company has no right to terminate the Executive’s employment for Cause. The Executive shall not have Good Reason on account of being relieved of the Executive’s duties if the Executive is placed on a paid leave not to exceed thirty (30) days, during which compensation and benefits are provided, so that the Board may investigate, in good faith, whether a Cause event has occurred.

6. Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). This right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) Any payments that are subject to the Separation Agreement and Release requirement and are not payable as a result of the Separation Agreement and Release not yet being effective shall be paid in a lump sum, without interest, with the first payment following the effectiveness of the Separation Agreement and Release and, if any such amounts are subject to Section 409A of the Code and the period during which the Executive has discretion to sign or revoke the Separation Agreement and Release straddles two calendar years, such amounts will be paid without interest in the second calendar year.

(e) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from the application of Section 409A of the Code, or to the extent not exempt, comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then, the Executive’s severance and other benefits under this Agreement shall be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. In the event the Executive’s severance and other benefits are delivered to a lesser extent pursuant to the foregoing clause (y), such severance and other benefits shall be reduced in the following order, in each case, in reverse chronological order beginning with the severance and other benefits that are to be paid the further in time from consummation of the transaction that is subject to Section 280G of the Code, unless otherwise agreed to by the Executive and the Company: (A) cash payments; (B) equity-based payments and acceleration; and (C) non-cash forms of benefits. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 7 shall be made in writing by an accounting firm selected by the Company (the “Accountant”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this Section 7.

8. Indemnification and Insurance. The Executive shall be indemnified by the Company to the extent provided under the Company’s certificate of incorporation and bylaws and Indemnification Agreement for losses resulting from the Executive’s good faith performance of the Executive’s duties and obligations to the Company. The Company shall cover the Executive under director’s and officer’s liability insurance during the Term and, while potential liability exists, after the Term, in the same amount and to the same extent as the Company covers its other officers and directors.

9. Other Agreements.

(a) The terms of the APCI, and Arbitration Agreement shall continue to be in full force and effect.

(b) Nothing set forth herein or in the APCI or Arbitration Agreement shall be interpreted to prohibit the Executive from (i) making truthful statements when required by law, subpoena or court order and/or from responding to any inquiry by any regulatory or investigatory organization, (ii) reporting possible violations of law to a governmental agency or entity (including, but not limited to the Securities and Exchange Commission, the National Labor Relations Board or the Equal Employment Opportunity Commission) or require authorization or notification of such reports, or (iii) making other disclosures that are protected under the whistleblower or other provisions of federal, state, or local law or regulation.

10. Arbitration and Equitable Relief. Disputes under this Agreement shall be subject to the Arbitration Agreement to the extent set forth in the Arbitration Agreement or as otherwise permitted by applicable law. Notwithstanding anything to the contrary in the Arbitration Agreement, the Company shall be entitled to seek equitable relief in the event of a breach or threatened breach of the APCI or this Agreement.

11. Consent to Jurisdiction. To the extent that any court action is permitted consistent with this Agreement, the parties hereby consent to the jurisdiction of the state and federal courts located in San Francisco County, California. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12. Integration. This Agreement, the APCI, and the Arbitration Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects all prior agreements between the parties concerning the subject matter hereof, including without limitation the Letter Agreement (together with any exhibits thereto).

13. Withholding. All compensation and benefits shall be subject to applicable taxes and withholdings.

14. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by or under this Agreement shall be in writing and deemed to have been duly given (i) upon receipt, if delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, or (ii) upon confirmation of receipt, if given by email. If to the Executive, such notice or communication shall be sent to the last mailing or email address the Executive has filed in writing with the Company. If to the Company, such notice or communication shall be sent to the Company’s main offices, to the attention of the Chief Executive Officer, or to the email address of the Chief Executive Officer.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (other than the Executive).

19. Other Plans and Agreements. The Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise (but shall have the rights set forth in Section 4 above). In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such agreement and this Agreement, the terms of this Agreement shall govern, and the Executive may receive payment under this Agreement only and not both.

20. Governing Law. This is Agreement shall be construed under and be governed in all respects by the laws of the California, without giving effect to conflict of laws principles that would refer construction to the laws of another jurisdiction.

21. Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement, the APCI, and the Arbitration Agreement without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its capital stock, properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

23. Legal Counsel. By signing below, the Executive acknowledges that the Executive has been advised by the Company to seek independent legal counsel with respect to this Agreement and that the Executive has had the opportunity to seek the advice of independent legal counsel prior to signing this Agreement. By signing below, the Executive represents that the Executive has read and understands all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party hereof by reason of the drafting or preparation hereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above to be effective as of the Effective Date.

EIKON THERAPEUTICS, INC.

/s/ Roger M. Perlmutter
By: Roger M. Perlmutter
Title: Chairman and CEO

EXECUTIVE

/s/ Michael Klobuchar
Michael Klobuchar